Exhibit 16.1

October 3, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by WorldGate Communications, Inc. under the caption “Item 4. Changes in Registrant’s Certifying Accountant” (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated October 3, 2003.  We agree with the statements concerning our Firm in Item 4 of such Form 8-K.  Other than with respect to our letter appearing as Exhibit 16.1, we have no responsibility nor any basis to make any comments with respect to the matters discussed in Items 5, 7 and 9 of such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP